Exhibit 99.1

Press Release
September 15, 2025

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Provides Third Quarter 2025 Earnings Guidance

FORT WAYNE, INDIANA, September 15, 2025 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided third quarter 2025 earnings guidance in the range of $2.60 to $2.64 per diluted share, with improved earnings from each of the company’s three operating platforms. Comparatively, the company’s sequential second quarter 2025 earnings were $2.01 per diluted share, and prior year third quarter earnings were $2.05 per diluted share.

Third quarter 2025 profitability from the company’s steel operations is expected to be stronger than sequential second quarter results, driven by strong shipments and metal spread expansion as scrap raw material costs are expected to decline more than average realized steel pricing. The non-residential construction, automotive, energy, and industrial sectors continue to lead demand.

Third quarter 2025 earnings from the company’s metals recycling operations are expected to be significantly stronger than second quarter sequential results, based on steady shipments and stronger ferrous metal spread.

Third quarter 2025 earnings from the company’s steel fabrication operations are also expected to be higher than sequential second quarter results, driven by increased volume combined with steady metal spread. The order backlog remains strong, with healthy pricing. Demand has largely been supported by the commercial, data center, manufacturing, warehouse, and healthcare sectors. Further, the accelerated announcements for meaningful domestic manufacturing investment and onshoring, coupled with the U.S. infrastructure program are expected to positively impact demand for not only steel joist and deck products, but also for flat rolled and long product steel.

The aluminum team is continuing with the successful commissioning and startup of the company’s Columbus, Mississippi aluminum flat rolled products mill and San Luis Potosi satellite recycled slab center. The cast houses and hot strip mill are operating very well and performing above expectations for this stage of the startup, and commissioning is ongoing in other areas of the facility, including the cold mill.

As of September 11, 2025, the company had repurchased $185 million, or one percent, of its common stock during the third quarter.

The company plans to release its third quarter 2025 earnings after the market closes on Monday, October 20, 2025, and will hold a conference call the following day at 11:00 a.m. Eastern Daylight Time to review the company's results.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company is also currently investing in aluminum operations to further diversify its product offerings, with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) our ability to retain, develop and attract key personnel; (14) litigation and legal compliance; (15) unexpected equipment downtime or shutdowns; (16) governmental agencies may refuse to grant or renew some of our licenses and permits; (17) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (18) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500